Exhibit 4
SHARE EXCHANGE AGREEMENT
     This Share Exchange Agreement (this “Agreement”) is entered into as of November 8, 2010 by and between John W. Stanton and Theresa E. Gillespie (“Stanton/Gillespie”) and Carter F. Page (“Page”) (and, solely for purposes of Section 3.3 hereof, General Communication, Inc., an Alaska corporation (the “Company”)).
Recitals
     A. Stanton/Gillespie own beneficially and hold in their securities account (the “S/G Account”) identified to Page and the Company 160,678 shares of the Class A Common Stock of the Company (said 160,678 shares called herein the “Class A Shares”) and Page owns beneficially and holds in his securities account identified to Stanton/Gillespie and the Company (the “Page Account”) 160,678 shares of the Class B Common Stock of the Company (said 160,678 shares called herein the “Class B Shares”).
     B. Stanton/Gillespie and Page desire to exchange with each other the Class A Shares for the Class B Shares pursuant to the terms and conditions contained in this Agreement (the “Exchange”).
Agreement
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINED TERMS
     Section 1.1 Definitions
     The following terms will have the following meanings in this Agreement:
     “Affiliate” has the meanings set forth in Rules 144(a) and 405 under the Securities Act, including (without limitation) with respect to any Person, any other Person (directly or indirectly through one or more intermediaries) controlling, controlled by or under common control with such Person, with control being the ability to direct or cause the direction (whether through the ownership of voting securities, by contract or otherwise), directly or indirectly, of the management and policies of a Person.
     “Closing” means the consummation of the transactions contemplated by this Agreement, and shall be deemed to have occurred upon transfer of the Class B Shares to the S/G Account and the Class A Shares to the Page Account, in accordance with the provisions hereof.
     “Filing” means any registration, declaration, application or filing.

     “Governmental Entity” means any court, arbitrator, administrative, legislative, executive or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.
     “Law” means any statute, law, ordinance, rule, regulation, registration, permit, order, license, decree, judgment or procedure enacted, adopted or applied by any Governmental Entity, including judicial decisions applying common law or interpreting any Law.
     “Liens” means all liens, pledges, claims, security interests, restrictions, mortgages, deeds of trust, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements and other burdens, options or encumbrances of any kind.
     “party” means either Stanton/Gillespie or Page or both of the foregoing as the context requires.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “SEC” means the U.S. Securities and Exchange Commission.
ARTICLE 2
PURCHASE, SALE AND EXCHANGE; CLOSING
     Section 2.1 Purchase, Sale and Exchange of Shares
     Subject to the terms and conditions set forth in this Agreement, (i) Stanton/Gillespie hereby sell to Page, and Page hereby purchases from Stanton/Gillespie, all of Stanton/Gillespie’s right, title and interest in and to the Class A Shares, and (ii) Page hereby sells to Stanton/Gillespie and Stanton/Gillespie hereby purchases from Page all of Page’s right, title and interest in and to the Class B Shares, the Class B Shares being the sole consideration for the Class A Shares, and vice versa. As promptly as practicable after the execution hereof, Page shall instruct his stock broker to transfer the Class B Shares from the Page Account to the S/G Account. As promptly as practicable after Stanton/Gillespie shall have been notified by their broker that the Class B Shares have been received in the S/G Account, Stanton/Gillespie shall instruct their stock broker to transfer the Class A Shares from the S/G Account to the Page Account.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of Page
     Page (relying on the representations and warranties of the Company set forth in Section 3.3 to the extent relevant to the below matters) represents and warrants to Stanton/Gillespie that:
     (a) Authorization. Page has the capacity to enter into this Agreement and to carry out his obligations hereunder.
     (b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Page enforceable in accordance with its terms against Page except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
     (c) No Conflicts. The execution and delivery of this Agreement do not and the consummation by Page of the transactions contemplated hereby will not violate or conflict with any Law to which Page is subject or agreement or other restriction of any kind to which Page is a party or by which Page or the Class B Shares or Page’s other assets are bound.
     (d) Shares. Page is the beneficial owner of good and valid title to the Class B Shares, free and clear of any Liens. Page is not a party to or subject to, and none of the Class B Shares is subject to, any voting trust, voting agreement, proxy or other agreement or understanding with respect to the voting or transfer of such shares; and there are no rights of first refusal, buy-sell arrangements, options, warrants, rights to acquire, calls or other commitments or restrictions of any character relating to any of such shares (other than any such restrictions created by this Agreement). Upon Closing, Stanton/Gillespie will acquire from Page good and valid title to the Class B Shares, free and clear of any Liens. Page has beneficially owned the Class B Shares since prior to December 31, 2000 and is not and has not been an Affiliate of the Company during the three months preceding the date hereof.
     (e) Consents. No consent, authorization, approval, permit, license or waiver of, or notice to or Filing with any Governmental Entity or Person is required on behalf of Page in connection with the execution, delivery or performance of this Agreement by Page or the consummation of the transactions contemplated hereby.
     (f) Investment Representations. Page understands that Stanton/Gillespie may be deemed Affiliates of the Company for purposes of the Securities Act, and since the Class A Shares are not being sold to Page pursuant to a registration statement the sale of the shares by Stanton/Gillespie pursuant to this Agreement is intended to be exempt from registration in reliance upon federal and state exemptions for transactions not involving a public offering, the availability of which exemptions depends on the truth and accuracy of the following representations made by Page to Stanton/Gillespie:

     Page is acquiring the Class A Shares pursuant to this Agreement for his own account, for investment purposes only, and not with a view to the public resale or distribution thereof in violation of any federal, state or foreign securities Law. Page acknowledges that the Class A Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities Laws (if any) or unless an exemption from such registration or qualification is available, and in any case (unless the disposition thereof is registered under the Securities Act), the Class A Shares cannot be sold into the public market unless and until Page has held them for at least six months. Page represents and warrants that he will sell the Class A shares only in compliances with applicable securities Laws, and in any case (unless pursuant to a registration statement) will not sell them into the public market until after six months (twelve months, if the Company is not in compliance with Rule 144(c)(1) or Rule 144(d)(1)(ii) is applicable) following the Closing, and has notified in writing his broker for the Page Account of these restrictions.
     Page is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act) and by reason of his business and financial experience, he has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the Exchange and is able to bear the economic risk of such investment.
     (g) Page’s Diligence. Page has relied on his own examination of the Company and the merits and risks of the Exchange, has consulted with counsel and, to the extent Page deems appropriate, his accountant and other advisors, as to the legal, tax, business, financial and related aspects of the Exchange, and has not relied on Stanton/Gillespie for any of the foregoing and acknowledges that neither Stanton/Gillespie nor their representatives have provided Page with any information or advice with respect to the foregoing (except for the representations and warranties made by Stanton/Gillespie herein).
     Section 3.2 Representations and Warranties of Stanton/Gillespie
     Stanton/Gillespie (relying on the representations and warranties of the Company set forth in Section 3.3 to the extent relevant to the below matters) represent and warrant to Page that:
     (a) Authorization. Stanton/Gillespie have the capacity to enter into this Agreement and to carry out its obligations hereunder.
     (b) Enforceability. This Agreement constitutes the legal, valid and binding obligation of Stanton/Gillespie enforceable in accordance with its terms against Stanton/Gillespie except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies.
     (c) No Conflicts. The execution and delivery of this Agreement do not and the consummation by Stanton/Gillespie of the transactions contemplated hereby will not violate or conflict with any Law to which Stanton/Gillespie is subject, agreement or other restriction of any kind to which Stanton/Gillespie is a party or by which Stanton/Gillespie or the Class A Shares or Stanton/Gillespie’s other assets are bound.

     (d) Shares. Stanton/Gillespie is the beneficial owner of good and valid title to the Class A Shares, free and clear of any Liens. Stanton/Gillespie is not a party to or subject to, and none of the Class A Shares is subject to, any voting trust, voting agreement, proxy or other agreement or understanding with respect to the voting or transfer of such shares; and there are no rights of first refusal, buy-sell arrangements, options, warrants, rights to acquire, calls or other commitments or restrictions of any character relating to any of such shares (other than any such restrictions created by this Agreement and other than any restrictions on transfer arising under the Securities Act and state securities laws). Upon Closing, Page will acquire from Stanton/Gillespie good and valid and title to the Class A Shares, free and clear of any Liens (other than the securities Law transfer restriction described in Section 3.1(f)). Stanton/Gillespie have beneficially owned the Class A Shares since prior to November 30, 2007.
     (e) Consents. No consent, authorization, approval, permit, license or waiver of, or (except for Stanton/Gillespie’s filing of a Form 4 and a Schedule 13D Amendment with the SEC) notice to or Filing with any Governmental Entity or Person is required on behalf of Stanton/Gillespie in connection with the execution, delivery or performance of this Agreement by Stanton/Gillespie or the consummation of the transactions contemplated hereby.
     (f) Stanton/Gillespie’s Diligence. Stanton/Gillespie has relied on their own examination of the Company and the merits and risks of the Exchange, has consulted with counsel and, to the extent Stanton/Gillespie deem appropriate, their accountant and other advisors, as to the legal, tax, business, financial and related aspects of the Exchange, and has not relied on Page for any of the foregoing and acknowledge that neither Page nor his representatives have provided Stanton/Gillespie with any information or advice with respect to the foregoing (except for the representations and warranties made by Page herein).
     Section 3.3 Representations and Warranties of the Company
     The Company represents and warrants to each of Stanton/Gillespie and Page that the Exchange is permitted by the Company and is permissible under the Company’s governing documents.
ARTICLE 4
COVENANTS
     Section 4.1 Publicity
     Each of Stanton/Gillespie and Page agrees not to, and to cause each of their respective Affiliates not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the transactions contemplated hereby other than the Schedule 13D Amendment and Form 4 which Stanton/Gillespie will be filing with the SEC regarding the transactions contemplated hereby (Page also acknowledging that this Agreement will be filed as an exhibit to said Schedule 13D Amendment), without consulting with the other parties prior to making such release or statement, except, if, in the judgment of the disclosing party, such release or statement is required by Law (including the rules and regulations of the SEC), in which case (but not as to Schedule 13D Amendments or Form 4s) the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other party, among other things) in advance of such issuance
ARTICLE 5
GENERAL PROVISIONS
     Section 5.1 Survival of Representations, Warranties and Covenants
     Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations, warranties and covenants made in this Agreement will survive the Closing.
     Section 5.2 Amendment; Waiver
     This Agreement may not be amended except by an instrument in writing signed by Stanton/Gillespie and Page. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.
     Section 5.3 Further Assurances
     If at any time after the Closing any further action is necessary or desirable to carry out the intent of this Agreement, each party will take such further actions (including the execution and delivery of instruments and documents), without additional consideration, as the other party reasonably may request.
     Section 5.4 Expenses and Obligations
     All costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby including, without limitation, any legal, brokerage, advisory, finder’s, investment banker’s or other agent’s fees or commissions) will be borne solely and entirely by the party that has incurred such expenses.
     Section 5.5 No Third Party Beneficiaries
     This Agreement will be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 5.6 Notices
     (a) All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested), or sent by recognized overnight courier to a party to the address set forth for such party below (or at such other address for a party as will be specified by like notice):
If to Stanton/Gillespie:
John W. Stanton and
Theresa E. Gillespie
155 108th Avenue, N.E., Suite 450
Bellevue, WA 98004
Facsimile: 425-458-5999
Email (which will not constitute notice):
john.stanton@trilogypartnership.com
With a copy, which will not constitute notice, to:
Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, NY 10019-6708
Attn: Barry A. Adelman, Esq.
Facsimile: 212-833-1250
Email: badelman@fklaw.com
If to Page:
Carter F. Page
2509 Tournament Drive
Castle Rock, CO 80108
Email (which will not constitute notice): cpsema4@aol.com
     (b) Any of the above addresses may be changed at any time by notice given as provided above; however, any such notice of change of address will be effective only upon receipt. All notices, requests or instructions given in accordance herewith will be deemed received on the date of delivery, if hand delivered, on the date receipt is confirmed, if telecopied, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date sent, if sent by recognized overnight courier.
     Section 5.7 Counterparts
     This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 5.8 Entire Agreement
     This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements or covenants other than those expressly set forth this Agreement.
     Section 5.9 Severability
     In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severance shall be effective if it materially changes the economic benefit of this Agreement to any party.
     Section 5.10 Governing Law
     This Agreement will be construed in accordance with and governed by the internal laws of the State of New York (without reference to its rules as to conflicts of law).
     Section 5.11 Consent to Jurisdiction
     Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Federal court for the Southern District of New York and state courts located in the Borough of Manhattan, New York for any suit, action or proceeding among them arising out of or relating to this Agreement and the transactions contemplated hereby and agree that it will not bring any action or proceeding relating to this Agreement or the transactions in any court other than the aforesaid courts. Each party hereby irrevocably and unconditionally waives to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to the jurisdiction or venue of any such suit, action or proceeding brought in any such court; and (b) any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in any jurisdiction in which any party or any of its property is located. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 5.6.
     Section 5.12 Attorneys Fees
     The prevailing party in any action by any party to this Agreement to enforce its rights under this Agreement will be entitled to recover, in addition to any other relief awarded by a court of competent jurisdiction, its reasonable costs and expenses, including attorneys’ fees, of preparing for and participating in such action.
     Section 5.13 Headings
     All Section headings are for reference and convenience purposes only and are not entitled to, nor should they, be accorded substantive effect.

     Section 5.14 Waiver of Jury Trial
     EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned parties have caused this Share Exchange Agreement to be signed, all as of the date first written above.

/s/ John W. Stanton

/s/ Theresa E. Gillespie
John W. Stanton and Theresa E. Gillespie

/s/ Carter F. Page
Carter F. Page

Solely for purposes of making the representations and warranties set forth in Section 3.3: GENERAL COMMUNICATION, INC.
By:	/s/ John F. Lowber
	Name:	John F. Lowber
	Title:	Senior Vice President, Chief Financial Officer